Exhibit 99.1

T2 Biosystems Announces Preliminary Fourth Quarter 2019 Financial Results

Enters Exclusive Distribution Agreement to Expand Sales in Israel

LEXINGTON, Mass., January 9, 2020 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the development of innovative diagnostic products for critical unmet needs in healthcare, today announced preliminary revenue and business results for the three months ended December 31, 2019.

Preliminary Fourth Quarter Financial Performance Highlights:

•	Fourth quarter total revenue of approximately $3.0 million, an increase of 67% compared to the prior year period.

•	Fourth quarter product revenue of approximately $1.5 million, an increase of 15% compared to the prior year period.

•	Fourth quarter research and grant contribution revenues of approximately $1.5 million.

•	Secured contracts for 10 T2Dx Instruments in the fourth quarter.

“We ended the year with positive momentum in our business, with the addition of new customers and expansion of patient testing at existing customers, a clear sign that the value of our products are being realized,” said John McDonough, chairman of T2 Biosystems. “In November, we secured CE Mark for the T2Resistance™ Panel, providing another potential growth catalyst for 2020 along with NTAP reimbursement for T2Bacteria®, our multi-million dollar government contract, and a new group purchasing (GPO) contract with Premier. This is all against a backdrop of continued high mortality rates, hospital costs, and overutilization of antibiotics that are often unnecessary and associated with conventional methods of diagnosing bloodstream infections, underscoring the growth opportunity for our tests.”

Additional Preliminary Financial Results:

•	In the fourth quarter of 2019, the Company raised $4.8 million net proceeds from the sale of 3.8 million shares through its ATM facility and has not utilized its $30.0 million equity credit line.

•	As of December 31, 2019, the Company had cash and cash equivalents of $11.0 million.

Complete fourth quarter and full year 2019 financial results will be announced with the company’s fourth quarter financial highlights and corporate update press release and conference call. The Company’s fourth quarter and full year 2019 financial results are preliminary and are subject to the completion of the Company’s 2019 audit.

Israel Distribution Agreement

The Company also announced that it entered into an exclusive distribution agreement that allows it to introduce the T2ResistanceTM, T2Bacteria®, and T2Candida® Panels. This new distribution agreement has the potential to expand in Israel, a country with more than 40 target hospitals. With this expansion, T2 technology is now available in 36 countries outside of the United States.

Incoming T2 Biosystems President and CEO, John Sperzel, who assumed the role on January 8, said, “T2’s breakthrough ability to detect and identify dangerous pathogens directly from a blood sample is unique in the industry, and represents a significant opportunity to improve the care of patients suspected of sepsis. The Company passed some fundamental milestones in the second half of 2019, and I look forward to working with the talented T2 team to drive adoption and continued growth of our business.”

About T2 Biosystems

T2 Biosystems, a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, the T2Bacteria® Panel, and the T2ResistanceTM Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission, or SEC, on March 14, 2019, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release.

While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Zack Kubow, W2O Group

zkubow@w2ogroup.com

415-658-6436